Exhibit 99.1

FOR IMMEDIATE RELEASE
June 29, 2004

Novell Prices $500 Million of 0.50% Convertible Senior Debentures

        WALTHAM, MA—June 29, 2004—Novell, Inc. (NASDAQ: NOVL) announced today the pricing of its offering of $500 million in aggregate principal amount of 0.50% Convertible Senior Debentures due 2024. The sale of the debentures is expected to close on July 2, 2004, subject to certain conditions. In addition, Novell has granted the initial purchaser of the debentures a 30-day option to purchase up to an additional $100 million aggregate principal amount of the debentures.

        Novell will use approximately $125 million of the net proceeds of the offering to repurchase, in negotiated transactions, shares of its common stock expected to be sold short by purchasers of the debentures concurrently with the offering. Novell intends to use the balance of the net proceeds for general corporate purposes, including potential future acquisitions.

        The debentures will be convertible into shares of Novell common stock at an initial conversion rate of 86.7905 shares per $1,000 principal amount of debentures (which is equivalent to a conversion price of approximately $11.52 per share), only under certain circumstances. Novell may redeem the debentures beginning on July 20, 2009. On each of July 15, 2009, 2014 and 2019, or upon the occurrence of certain fundamental changes, the holders of the debentures may require Novell to repurchase the debentures.

        This announcement is neither an offer to sell nor the solicitation of an offer to buy the debentures or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

        The debentures will be issued in a private placement and are expected to be resold by the initial purchaser to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. The debentures and the shares of common stock issuable upon conversion of the debentures will initially not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Press Contact:
Hal Thayer
Novell, Inc.
Phone: 781-464-8480
E-Mail: hal.thayer@novell.com

Investor Relations Contact:
Bill Smith
Novell, Inc.

Phone: 800-317-3195
E-Mail: wsmith@novell.com